Exhibit 23.4

北京市朝阳区建国路77号华贸中心3号写字楼34层

电话：010 5809 1000    传真：010 5809 1000    邮编：100025

北京 | 上海 | 深圳 | 成都 | 南京 | 香港

June 25, 2021

iClick Interactive Asia Group Limited

15/F, Prosperity Millennia Plaza

663 King’s Road, Quarry Bay

Hong Kong S.A.R., People’s Republic of China

Dear Sir/Madam:

We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-3, originally filed by iClick Interactive Asia Group Limited on June 25, 2021, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng